EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Senior Vice President, Chief Financial Officer and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES RECORD THIRD-QUARTER RESULTS

QUARTERLY EARNINGS PER SHARE UP 28%
RALEIGH, North Carolina (October 30, 2007) — Martin Marietta Materials, Inc. (NYSE:MLM), today announced record net sales, net earnings and earnings per share for the third quarter and nine months ended September 30, 2007. Notable items for the quarter were:
•	Earnings per diluted share of $2.12, up 28% from the prior-year quarter;

•	Net sales of $548.9 million, up 4% compared with the prior-year quarter;

•	Consolidated operating margin excluding freight and delivery revenues of 24.9%, up 290 basis points over the prior-year quarter;

•	Heritage aggregates product line pricing up 8.6%, offsetting a 4% volume decline; and

•	Specialty Products earnings from operations up 76% from the prior-year quarter.
Management Commentary
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “We are extremely pleased with our record third quarter results, particularly given the current economic environment. Heritage aggregates pricing increased 8.6%, contributing to a 200-basis-point increase in our heritage aggregates product line gross margin excluding freight and delivery revenues and a 290-basis-point improvement in consolidated operating margin excluding freight and delivery revenues. Our record results were achieved despite a greater than 4% decline in aggregates volume and an increase in production costs resulting from operating leverage and inventory control. Pricing improvements continued to hold in the Aggregates business. As expected, the rate of growth in aggregates pricing slowed during the quarter in response to the effect of more limited 2007 mid-year price increases, which reflects reduced demand over the past six quarters. However, even with weaker demand, the rate of pricing improvement continues to be well above historic norms for the business, which reflects the intrinsic value of well-located, zoned and permitted aggregates reserves.
“While weather continued to affect performance in the West Group during the quarter, the Group finished the quarter with volumes up over 2% and showed significant earnings improvement over the prior-year period. July 2007 was the third wettest July in recorded weather history in Texas and the historic rainfall affected both shipments and operations. However, as dry, hot days began to outnumber
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MLM Reports Third-Quarter Results

October 30, 2007
wet days in mid-August and September, volume for commercial and infrastructure projects began to return to normal levels. The Raleigh-Durham and Greensboro, North Carolina areas, as well as Virginia, had positive volume growth for the quarter. Volumes declined in most other regions of the country, reflecting the continued diminishment of residential construction coupled with a slowing in the rate of growth of commercial construction, notably office and retail space.
“Our profits also reflected strict adherence to our disciplined control of costs. For the quarter ended September 30, 2007, selling, general and administrative expenses was $36.4 million versus $35.3 million in the 2006 period and, as a percentage of net sales, declined slightly to 6.6%.
“The overall effective tax rate was 25.9% for the quarter compared with 27.6% in the prior year’s period. As expected, the effective tax rate was reduced by the impact of discrete tax events during the quarter related to the settlement of certain tax liabilities. These discrete events contributed $0.12 per diluted share to earnings compared with $0.06 per diluted share in the third quarter of 2006. We expect the effective tax rate for the full year to be approximately 30%.
“Cash flow, as measured by net cash provided by operating activities, increased 30% to $273 million for the nine-month period ended September 30, 2007, which supported capital expenditures of $197 million for internal growth projects, acquisition of additional reserve properties, as well as share repurchases. We expect to commence work on a major plant project in the Augusta, Georgia, area during the fourth quarter with completion expected in early 2009. This project, which is the first of a series along the geological fall line in Georgia, will increase capacity at Augusta from 2 million to 6 million tons annually and is expected to reduce production costs. Capital expenditures are expected to be $260 million for the year, up from the previous estimate of $235 million due to the purchase of 50 new barges for $24 million, which originally was expected to be financed through operating leases. Year-to-date, additional borrowings, coupled with available free cash flow, have been used to acquire 3.6 million shares of our common stock. There were no shares repurchased in the third quarter as we were investigating the possibility of some attractive acquisition growth opportunities. We continue to focus on deploying capital, and using reasonable but prudent leverage, in a manner that supports our overriding objective of creating shareholder value. Our priorities remain consistent in that we will continue to invest in internal, organic growth opportunities that improve operational performance or extend our mineral reserve base, opportunistically invest in strategic, value-creating acquisitions, and return available free cash flow to shareholders through sustainable dividends and share repurchase programs while maintaining an investment grade rating.
2007 Outlook
“Based upon our strong year-to-date performance, we continue to have a positive outlook for the remainder of the year. Aggregates product line pricing is expected to increase 10% to 11% for the year; however, aggregates shipments are becoming more difficult to estimate. We currently expect aggregates volume to decrease 6% to 8% for the year with the degree of decline predicated on continued correction in the residential construction market, in addition to slower growth in commercial construction. We believe certain commercial construction, notably office and retail space, is exhibiting a cautionary pause in activity in some areas as developers digest the impact of the current credit markets on construction and development plans. Capacity-related, industrial and distribution-related construction remains in a solid growth pattern. Infrastructure spending is expected to remain positive, although rising construction and materials prices have made projects more costly.
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MLM Reports Third-Quarter Results

October 30, 2007
“Our Specialty Products segment, which includes magnesia chemicals, dolomitic lime and targeted activity in structural composites, is expected to contribute $31 million to $33 million in pretax earnings in 2007 compared with $22 million in 2006. We expect the magnesia chemicals business to continue to grow and the demand for dolomitic lime from the steel industry to be down slightly.
“Against this backdrop, we currently expect net earnings per diluted share for the fourth quarter to range from $1.37 to $1.72 and our range for the year is $6.10 to $6.45.”
Risks To Earnings Expectations
The 2007 estimated earnings range includes management’s assessment of the likelihood of certain risk factors that will affect performance within the range. The level of aggregates demand in the Corporation’s end-use markets and the management of production costs will affect profitability in the Aggregates business. Risks to the earnings range are primarily volume-related and include a greater-than-expected drop in demand during the fourth quarter as a result of the continued decline in residential construction, a pause in commercial construction as developers digest the impact of the current credit markets on construction and development plans, delays in infrastructure projects, or some combination thereof. Further, increased highway construction funding pressures in North Carolina, Texas and South Carolina can affect profitability. Opportunities to reach the upper end of the earnings range depend on the aggregates product line demand exceeding expectations. Production costs in the Aggregates business is sensitive to production levels, energy prices, the costs of repair and supply parts, and the start-up expenses for the large-scale plant project in Weeping Water, Nebraska, coming on line in 2007. The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas and the Gulf Coast region. The business is also subject to weather-related risks that can significantly affect production schedules and profitability. In prior years, fourth quarter results have been adversely affected by hurricane activity and the early onset of winter in the Corporation’s northern and midwestern states. In 2006, 74% of net sales for the Aggregates business were generated in the southern tier of the United States, and, accordingly, the Corporation is exposed to significant disruption in profitability from hurricane activity. Risks to earnings outside of the range include a significant increase in volume beyond current expectations and/or a precipitous drop in demand as a result of economic events outside of the Corporation’s control. In addition to the impact on residential and commercial construction, the Corporation is exposed to risk in its earnings expectations from tightening credit markets, through the interest cost related to its $225,000,000 Floating Rate Senior Notes due in 2010 and the availability and interest cost related to its commercial paper program, which is rated A-2 by Standards & Poor’s and P-2 by Moody’s. Commercial paper of $76,000,000 was outstanding at September 30, 2007.
Consolidated Financial Highlights
Net sales for the quarter were $548.9 million, a 4% increase over the $527.4 million recorded in the third quarter of 2006. Earnings from operations for the third quarter of 2007 were $136.9 million compared with $116.0 million in 2006. Net earnings of $90.3 million, or $2.12 per diluted share, represented a quarterly record and increased 19% versus 2006 third-quarter net earnings of $76.2 million, or $1.65 per diluted share.
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MLM Reports Third-Quarter Results

October 30, 2007
Net sales for the first nine months of 2007 were $1.497 billion compared with $1.467 billion for the year-earlier period. Year-to-date earnings from operations increased 15% to $331.5 million in 2007 versus $288.4 million in 2006. The Corporation posted an after-tax gain on discontinued operations of $1.0 million in 2007 and an after-tax loss of $0.2 million in 2006. For the nine-month period ended September 30, net earnings were $206.2 million, or $4.73 per diluted share, in 2007 compared with net earnings of $183.0 million, or $3.93 per diluted share, in 2006.
Business Financial Highlights
Net sales for the Aggregates business for the third quarter were $509.7 million, a 4% increase over 2006 third-quarter sales of $491.5 million. Aggregates pricing at heritage locations was up 8.6% while volume decreased 4.1%. Including acquisitions and divestitures, aggregates pricing increased 8.5% and aggregates volume declined 4.3%. Earnings from operations for the quarter were $134.2 million in 2007 versus $121.0 million in the year-earlier period. Year-to-date net sales for the Aggregates business were $1.380 billion versus $1.353 billion in 2006. Earnings from operations on a year-to-date basis were $333.6 million in 2007 compared with $291.8 million in 2006. For the nine-month period ended September 30, 2007, heritage aggregates pricing increased 12.1%, while volume was down 8.8%. Including acquisitions and divestitures, aggregates average selling price increased 12.0% while volume declined 9.0%.
Specialty Products’ third-quarter net sales of $39.2 million increased 9% over prior-year net sales of $35.9 million. Earnings from operations for the third quarter were $9.0 million compared with $5.1 million in the year-earlier period. For the first nine months of 2007, net sales were $117.5 million and earnings from operations were $24.5 million compared with net sales of $113.7 million and earnings from operations of $19.1 million for the first nine months of 2006.
Conference Call Information
The Corporation will host an online Web simulcast of its third-quarter 2007 earnings conference call later today (October 30, 2007). The live broadcast of Martin Marietta Materials’ conference call will begin at 1:30 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s Web site: www.martinmarietta.com.
For those investors without online web access, the conference call may also be accessed by calling 913-981-5522, confirmation number 6335084.
Martin Marietta Materials is a leading producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, refer to the Corporation’s Web site at www.martinmarietta.com.
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MLM Reports Third-Quarter Results

October 30, 2007

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the level and timing of federal and state transportation funding, particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Texas and South Carolina, which when coupled with North Carolina, represented 44% of 2006 net sales in the Aggregates business; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the residential construction market and the slowing growth rate in commercial construction, notably office and retail space; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity and the early onset of winter; the volatility of fuel costs; continued increases in the cost of repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy costs and higher volumes of rail and water shipments; continued strength in the steel industry markets served by the Corporation’s dolomitic lime products; successful development and implementation of the structural composite technological process, commercialization of strategic products for specific market segments, and the generation of earnings streams sufficient enough to support the recorded assets of the structural composites product line; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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MLM Reports Third-Quarter Results

October 30, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales	$548.9	$527.4	$1,497.3	$1,466.6
Freight and delivery revenues	71.3	74.3	179.4	204.0

Total revenues	620.2	601.7	1,676.7	1,670.6

Cost of sales	381.5	378.1	1,057.7	1,078.5
Freight and delivery costs	71.3	74.3	179.4	204.0

Cost of revenues	452.8	452.4	1,237.1	1,282.5

Gross profit	167.4	149.3	439.6	388.1

Selling, general and administrative expenses	36.4	35.3	119.0	108.6
Research and development	0.2	0.2	0.6	0.5
Other operating (income) and expenses, net	(6.1)	(2.2)	(11.5)	(9.4)

Earnings from operations	136.9	116.0	331.5	288.4

Interest expense	17.2	10.1	45.1	29.8
Other nonoperating (income) and expenses, net	(1.3)	0.2	(5.1)	(2.2)

Earnings before taxes on income	121.0	105.7	291.5	260.8
Income tax expense	31.1	29.2	86.3	77.6

Earnings from continuing operations	89.9	76.5	205.2	183.2

Discontinued operations:
Gain (Loss) on discontinued operations, net of related tax expense (benefit) of $0.4, $(0.2), $0.9 and $0.0, respectively	0.4	(0.3)	1.0	(0.2)

Net Earnings	$90.3	$76.2	$206.2	$183.0

Net earnings (loss) per share:
Basic from continuing operations	$2.15	$1.69	$4.78	$4.02
Discontinued operations	0.01	(0.01)	0.02	—

	$2.16	$1.68	$4.80	$4.02

Diluted from continuing operations	$2.11	$1.66	$4.71	$3.93
Discontinued operations	0.01	(0.01)	0.02	—

	$2.12	$1.65	$4.73	$3.93

Dividends per share	$0.345	$0.275	$0.895	$0.735

Average number of shares outstanding:
Basic	41.8	45.3	42.9	45.6

Diluted	42.5	46.1	43.6	46.5

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MLM Reports Third-Quarter Results

October 30, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales:
Aggregates Business:
Mideast Group	$193.3	$183.7	$524.7	$496.0
Southeast Group	119.1	119.7	352.4	348.7
West Group	197.3	188.1	502.7	508.2

Total Aggregates Business	509.7	491.5	1,379.8	1,352.9
Specialty Products	39.2	35.9	117.5	113.7

Total	$548.9	$527.4	$1,497.3	$1,466.6

Gross profit:
Aggregates Business:
Mideast Group	$79.1	$76.3	$220.9	$191.2
Southeast Group	25.0	22.8	85.4	64.9
West Group	51.6	46.7	102.1	108.9

Total Aggregates Business	155.7	145.8	408.4	365.0
Specialty Products	11.7	7.9	32.8	27.3
Corporate	—	(4.4)	(1.6)	(4.2)

Total	$167.4	$149.3	$439.6	$388.1

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$10.9	$10.4	$34.2	$32.3
Southeast Group	6.4	5.9	19.1	17.7
West Group	11.5	10.7	34.5	33.6

Total Aggregates Business	28.8	27.0	87.8	83.6
Specialty Products	2.6	2.7	7.9	8.1
Corporate	5.0	5.6	23.3	16.9

Total	$36.4	$35.3	$119.0	$108.6

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$68.6	$67.2	$188.9	$165.3
Southeast Group	19.6	17.0	68.2	48.3
West Group	46.0	36.8	76.5	78.2

Total Aggregates Business	134.2	121.0	333.6	291.8
Specialty Products	9.0	5.1	24.5	19.1
Corporate	(6.3)	(10.1)	(26.6)	(22.5)

Total	$136.9	$116.0	$331.5	$288.4

Depreciation	$35.7	$32.8	$105.5	$95.1
Depletion	1.3	2.4	3.4	4.6
Amortization	0.7	0.9	2.2	3.0

	$37.7	$36.1	$111.1	$102.7

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MLM Reports Third-Quarter Results

October 30, 2007
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	September 30,	December 31,	September 30,
	2007	2006	2006
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$26.4	$32.3	$22.8
Accounts receivable, net	312.3	242.4	293.7
Inventories, net	285.3	256.3	244.5
Other current assets	66.9	61.3	47.3
Property, plant and equipment, net	1,405.7	1,295.5	1,279.4
Other noncurrent assets	40.9	37.1	62.0
Intangible assets, net	584.5	581.5	583.0

Total assets	$2,722.0	$2,506.4	$2,532.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt, commercial paper and line of credit	$78.1	$126.0	$137.6
Other current liabilities	238.5	189.1	222.1
Long-term debt (excluding current maturities)	1,050.7	579.3	579.8
Other noncurrent liabilities	367.4	358.0	331.1
Shareholders’ equity	987.3	1,254.0	1,262.1

Total liabilities and shareholders’ equity	$2,722.0	$2,506.4	$2,532.7

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MLM Reports Third-Quarter Results

October 30, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Nine Months Ended
	September 30,
	2007	2006
Net earnings	$206.2	$183.0
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation, depletion and amortization	111.1	102.7
Stock-based compensation expense	16.4	9.7
Excess tax benefits from stock-based compensation	(20.2)	(11.3)
Gains on divestitures and sales of assets	(9.2)	(6.8)
Deferred income taxes	1.7	(3.3)
Other items, net	(2.6)	(3.4)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(70.3)	(68.7)
Inventories, net	(29.8)	(21.9)
Accounts payable	6.8	(3.8)
Other assets and liabilities, net	62.7	33.5

Net cash provided by operating activities	272.8	209.7

Investing activities:
Additions to property, plant and equipment	(196.9)	(212.6)
Acquisitions, net	(12.2)	(3.0)
Proceeds from divestitures and sales of assets	17.0	26.9
Proceeds from sale of investments	—	25.0
Railcar construction advances	—	(32.1)
Repayment of railcar construction advances	—	32.1

Net cash used for investing activities	(192.1)	(163.7)

Financing activities:
Net borrowings (repayments) of long-term debt	346.5	(0.5)
Net borrowings of commercial paper and line of credit	75.5	12.2
Debt issuance costs	(0.8)	—
Change in bank overdraft	(8.3)	2.4
Dividends paid	(39.0)	(33.8)
Repurchases of common stock	(495.2)	(112.6)
Issuances of common stock	14.5	21.1
Excess tax benefits from stock-based compensation	20.2	11.3

Net cash used for financing activities	(86.6)	(99.9)

Net decrease in cash and cash equivalents	(5.9)	(53.9)
Cash and cash equivalents, beginning of period	32.3	76.7

Cash and cash equivalents, end of period	$26.4	$22.8

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MLM Reports Third-Quarter Results

October 30, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Nine Months Ended
	September 30, 2007		September 30, 2007
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	(6.7%)	12.9%	(8.4%)	15.5%
Southeast Group	(10.5%)	11.7%	(12.4%)	15.6%
West Group	2.3%	3.5%	(6.8%)	6.1%
Heritage Aggregates Operations	(4.1%)	8.6%	(8.8%)	12.1%
Aggregates Product Line (3)	(4.3%)	8.5%	(9.0%)	12.0%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Shipments	2007	2006	2007	2006
Heritage Aggregates Product Line: (2)
Mideast Group	19,254	20,633	51,279	55,982
Southeast Group	11,331	12,656	33,229	37,918
West Group	21,141	20,671	53,309	57,205

Heritage Aggregates Operations	51,726	53,960	137,817	151,105
Acquisitions	135	—	238	—
Divestitures (4)	17	245	144	690

Aggregates Product Line (3)	51,878	54,205	138,199	151,795

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.
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MLM Reports Third-Quarter Results

October 30, 2007
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)
Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results given that freight and delivery revenues and costs represent pass-throughs and have no profit mark-up. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three and nine months ended September 30, 2007 and 2006 in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Gross Margin in Accordance with Generally Accepted	Three Months Ended		Nine Months Ended
Accounting Principles	September 30,		September 30,
	2007	2006	2007	2006
Gross profit	$167.4	$149.3	$439.6	$388.1

Total revenues	$620.2	$601.7	$1,676.7	$1,670.6

Gross margin	27.0%	24.8%	26.2%	23.2%

Gross Margin Excluding Freight and Delivery Revenues	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Gross profit	$167.4	$149.3	$439.6	$388.1

Total revenues	$620.2	$601.7	$1,676.7	$1,670.6
Less: Freight and delivery revenues	(71.3)	(74.3)	(179.4)	(204.0)

Net sales	$548.9	$527.4	$1,497.3	$1,466.6

Gross margin excluding freight and delivery revenues	30.5%	28.3%	29.4%	26.5%

Operating Margin in Accordance with Generally Accepted	Three Months Ended		Nine Months Ended
Accounting Principles	September 30,		September 30,
	2007	2006	2007	2006
Earnings from operations	$136.9	$116.0	$331.5	$288.4

Total revenues	$620.2	$601.7	$1,676.7	$1,670.6

Operating margin	22.1%	19.3%	19.8%	17.3%

Operating Margin Excluding Freight and Delivery Revenues	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Earnings from operations	$136.9	$116.0	$331.5	$288.4

Total revenues	$620.2	$601.7	$1,676.7	$1,670.6
Less: Freight and delivery revenues	(71.3)	(74.3)	(179.4)	(204.0)

Net sales	$548.9	$527.4	$1,497.3	$1,466.6

Operating margin excluding freight and delivery revenues	24.9%	22.0%	22.1%	19.7%

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MLM Reports Third-Quarter Results

October 30, 2007
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$176.7	$151.3	$449.6	$393.1

(1)
EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.

A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net Cash Provided by Operating Activities	$132.8	$95.8	$272.8	$209.7
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	(11.9)	17.5	30.6	60.9
Other items, net	7.1	(1.1)	13.9	15.1
Income tax expense, continuing and discontinued operations	31.5	29.0	87.2	77.6
Interest expense	17.2	10.1	45.1	29.8

EBITDA	$176.7	$151.3	$449.6	$393.1

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s $250 million five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of consolidated debt-to-consolidated EBITDA, as defined, for the trailing twelve months can not exceed 2.75 to 1.00 as of the end of any fiscal quarter, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months at September 30, 2007. For supporting calculations, refer to Corporation’s Web site at www.martinmarietta.com.

Twelve-Month Period
October 1, 2006 to
September 30, 2007
Earnings from continuing operations	$267.8
Add back:
Interest expense	55.7
Income tax expense	116.4
Depreciation, depletion and amortization expense	149.2
Stock-based compensation expense	20.1
Deduct:
Interest income	(2.5)

Consolidated EBITDA, as defined	$606.7

Consolidated Debt at September 30, 2007	$1,128.8

Consolidated Debt-to-Consolidated EBITDA, as defined, at September 30, 2007 for the trailing twelve-month EBITDA	1.86

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